UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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TENAX THERAPEUTICS, INC.
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***IMPORTANT NOTICE – IF YOU ARE RECEIVING THIS LETTER YOU HAVE THE RIGHT TO VOTE***

Dear Fellow Tenax Therapeutics, Inc. Stockholder,

Thank you for investing in Tenax Therapeutics.

I write today with a simple appeal:  Please vote your Tenax Therapeutics shares. The Company needs its stockholders to vote ahead of its annual meeting on June 9, 2023, in order to ensure the Company has a sufficient number of votes to proceed with the meeting. As of today, the Company has still not received your vote.

The Company’s stock is held by a large, diverse group of investors, so in order to achieve a quorum and hold its annual meeting as planned, the Company needs more shares voted. Each stockholder’s vote is extremely important, and should be voted, no matter how many shares you own. Even if you no longer hold shares in Tenax Therapeutics, if you are receiving this letter you were a stockholder of record as of the record date for the annual meeting and have the right to vote.

This email contains a link you can use to quickly cast your vote.

An important update on Company progress: You may have seen the press release the Company issued yesterday, on May 31, 2023, announcing that the U.S. Patent and Trademark Office has allowed patent claims covering the use of our oral formulation of levosimendan in patients with PH-HFpEF. This is great news for the Company and for patients with this devastating disease. The Company intends to start a Phase 3 trial of this formulation in 2023, so its clinical development goals and this newly announced intellectual property are aligned. This patent on the most convenient formulation of levosimendan will provide the Company exclusivity through 2040, pending approval of the product in this population.

A note regarding Proposal 2 (reverse stock split): In order to help our stock remain listed on NASDAQ by trading at or above $1.00 again, the Company is requesting stockholders grant the Board of Directors the option to execute a reverse stock split. The leading proxy advisory firm, ISS, recommended stockholders vote FOR of all proposals before Tenax Therapeutics stockholders at the annual meeting, including the reverse stock split. Your approval of Proposal 2 will help the Company maintain its NASDAQ listing, and is the reason the Board asks you to join it in supporting the reverse stock split.

WE URGE YOU TO VOTE YOUR SHARES TODAY.

Thank you,

Christopher T. Giordano President & CEO

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